Exhibit 1.1

KongZhong Corporation
35th Floor, Tengda Plaza
No. 168 Xizhimenwai Street
Beijing 100044, China

November 5, 2015

Dear Shareholder:

You are cordially invited to attend the 2015 Annual General Meeting of Shareholders of KongZhong Corporation (the “Company”). We will hold the meeting on December 16, 2015 at 2 p.m., Beijing time, at our offices on the 35th Floor, Tengda Plaza, No. 168 Xizhimenwai Street, Beijing, China. We hope that you will be able to attend.

Enclosed you will find a notice setting forth the business expected to come before the Annual General Meeting, our Proxy Statement, a form of proxy card. At this year’s Annual General Meeting, the agenda includes proposals to re-elect one Independent Director, re-elect one Director and reappoint our independent auditor for the 2015 fiscal year.

Our Board of Directors has decided that each of the proposals is in the best interests of the Company and its shareholders and therefore recommends that you vote FOR each of these proposals.

Your vote is very important to us. Whether or not you plan to attend the Annual General Meeting in person, your shares should be represented and voted. After reading the enclosed Proxy Statement, please complete, sign, date and promptly return the proxy card in the self-addressed envelope that we have included for your convenience. Submitting the proxy before the Annual General Meeting will not preclude you from voting in person at the Annual General Meeting should you decide to attend.

Sincerely,

Leilei Wang
Chief Executive Officer
Beijing, China

KongZhong Corporation

35th Floor, Tengda Plaza
No. 168 Xizhimenwai Street
Beijing 100044, China

Notice of 2015 Annual General Meeting of Shareholders

November 5, 2015

The 2015 Annual General Meeting of Shareholders of KongZong Corporation will be held at the 35th Floor, Tengda Plaza, No. 168 Xizhimenwai Street, Beijing, China, on December 16, 2015, at 2 p.m., Beijing time, for the purpose of considering and, if thought fit, passing and approving the following resolutions:

1.	As an Ordinary Resolution, THAT the incumbent Independent Director Hope Ni be re-elected as an Independent Director for an additional three-year term, to expire at the 2018 Annual General Meeting of Shareholders; and

2.	As an Ordinary Resolution, THAT the incumbent Director Tai Fan be re-elected as a Director for a three-year term, to expire at the 2018 Annual General Meeting of Shareholders; and

3.	As an Ordinary Resolution, THAT Deloitte Touche Tohmatsu be re-appointed as the Company’s independent auditor for the fiscal year 2015, to hold office until the next Annual General Meeting of Shareholders.

And to transact such other business as may properly come before the Annual General Meeting.

Additional information regarding the matters to be acted on at the Annual General Meeting can be found in the accompanying Proxy Statement.

All holders of record of the Company’s ordinary shares (but not holders of American Depositary Shares) as of November 5, 2015, will be entitled to attend and vote at the Annual General Meeting.

This notice of 2015 Annual General Meeting of Shareholders and the Proxy Statement are also available through our website at http://ir.kongzhong.com.

By Order of the Board of Directors,

Leilei Wang
Chief Executive Officer
Beijing, China

SHAREHOLDERS: PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE SO IT IS RECEIVED NO LATER THAN DECEMBER 9, 2015, 10 A.M., BEIJING TIME.

KongZhong Corporation

35th Floor, Tengda Plaza
No. 168 Xizhimenwai Street
Beijing 100044, China

PROXY STATEMENT
ANNUAL GENERAL MEETING OF SHAREHOLDERS
December 16, 2015

INTRODUCTION

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of KongZhong Corporation, a company incorporated under the laws of the Cayman Islands (the “Company”), to be used at our 2015 Annual General Meeting of Shareholders (the “Annual General Meeting”) to be held at the 35th Floor, Tengda Plaza, No. 168 Xizhimenwai Street, Beijing, China, on December 16, 2015, at 2 p.m., Beijing time, and at any adjournments or postponements of the Annual General Meeting.

The Board of Directors has established November 5, 2015 (the “Shareholders Record Date”) as the date used to determine those record holders of the Company’s ordinary shares to whom the notice of 2015 Annual General Meeting will be sent. The Board of Directors has established November 5, 2015 (the “ADS Holders Record Date”) as the date used to determine those record holders of the Company’s ADSs to whom the notice of 2015 Annual General Meeting will be sent. If you properly cast your vote by executing and returning the enclosed proxy card (and, in the case of shareholders, if your proxy is not subsequently revoked), your vote will be voted in accordance with your instructions. If you execute and return the enclosed proxy card but do not give instructions as to how to vote, your proxy will be voted FOR each proposal described in this Proxy Statement and otherwise in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the Annual General Meeting.

A shareholder executing a proxy may revoke it before it is exercised by giving written notice revoking the proxy to our Secretary, by subsequently filing another proxy bearing a later date or by attending the Annual General Meeting and voting in person. A vote cast in accordance with the instructions of a proxy shall be valid notwithstanding (i) the death or unsoundness of mind, subsequent to the execution of the proxy but prior to the Annual General Meeting, of the shareholder who executes the proxy, or (ii) revocation of the proxy, if no written instrument setting forth such death, insanity or revocation shall have been received by the Company at its office as specified in the Notice of 2015 Annual General Meeting of Shareholders no later than one hour prior to the commencement of the Annual General Meeting or of any adjournments or postponements of the Annual General Meeting. Attending the Annual General Meeting without further action will not automatically revoke your proxy.

Quorum and Voting Requirements

Two or more shareholders present in person or by proxy and holding shares representing in the aggregate no less than 33.33% of the outstanding voting shares will constitute a quorum for the transaction of business at the Annual General Meeting.

The affirmative vote of two-thirds of the outstanding voting shares present in person or by proxy is required to approve Special Resolutions. The affirmative vote of a majority of the outstanding voting shares present in person or by proxy is required to approve all other proposals.

Expenses of Solicitation

We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual General Meeting. We will reimburse the depositary bank for our ADSs, Citibank, N.A., for costs incurred by it in mailing proxy materials to ADS holders in accordance with our Deposit Agreement.

Annual Report

Our 2014 Annual Report is available through our website at http://ir.kongzhong.com. Our Annual Report or any other material contained in our website does not constitute proxy soliciting material.

PROPOSALS

Proposal No. 1: Ordinary Resolution to Re-elect Hope Ni as an Independent Director

The Board has nominated the incumbent Independent Director, Hope Ni, to be re-elected as an Independent Director for an additional term of three years, to expire at the 2018 Annual General Meeting of Shareholders.

Hope Ni, 42, has been an Independent Director of the Company since January 2007. Her current term expires in 2015. Ms. Ni is an Executive Director and Chief Investment Officer of Cogobuy Group (listed on the Main Board of The Stock Exchange of Hong Kong Limited). Until January 2008, Ms. Ni served as the chief financial officer and director for Cogo Group, Inc., a NASDAQ-listed company and a technology service provider in the PRC, which she joined in August 2004. Prior to joining Cogo Group, Ms. Ni spent six years as a practicing attorney at Skadden, Arps, Slate, Meagher & Flom LLP in New York and Hong Kong, specializing in corporate finance, during which she was actively involved in the initial public offerings and New York Stock Exchange/NASDAQ listings of a number of major global PRC-based companies. Prior to that, Ms. Ni worked at Merrill Lynch’s investment banking division in New York. Ms. Ni is also an independent director at Digital China Holdings Ltd., a Hong Kong-listed company; JA Solar Holdings Co., Ltd., a NASDAQ-listed company; and ATA Inc., a NASDAQ-listed company. Ms. Ni has been the chairman of the board of directors of Inspire Capital, an investment and consulting company, since May 2008. Ms. Ni received her J.D. degree from the University of Pennsylvania Law School and her bachelor’s degree in Applied Economics and Business Management from Cornell University.

The Board recommends a vote FOR the re-election of Hope Ni as an Independent Director to serve for an additional term of three years, to expire at the 2018 Annual General Meeting of Shareholders.

Proposal No. 2: Ordinary Resolution to Re-elect Tai Fan as a Director

The Board has nominated the incumbent Director, Tai Fan, to be re-elected as Director for an additional term of three years, to expire at the 2018 Annual General Meeting of Shareholders.

Tai Fan, 45, has served as the Chief Investment Officer of the Company since March 2009. Prior to March 2009, Mr. Fan has served as the vice president of the department of finance at Beijing Super Channel, a subsidiary of TOM Online, and as an executive vice president of TOM Online. Prior to joining TOM Online in August 2002, Mr. Fan served as the financial controller of Xin De Telecom and was an auditor at KPMG. Mr. Fan graduated from Beijing College of Economics with a bachelor’s degree in Accounting in 1994, and also obtained an EMBA from the State University of New Jersey, Rutgers in 2003.

The Board recommends a vote FOR the re-elect Tai Fan as a Director to serve for a three-year term, to expire at the 2018 Annual General Meeting of Shareholders.

Proposal No.3: Ordinary Resolution to Reappoint Deloitte Touche Tohmatsu as the Company’s Independent Auditor

The Board proposes that Deloitte Touche Tohmatsu be reappointed as the Company’s independent auditor for the fiscal year 2015, to hold office until the next Annual General Meeting.

If the reappointment of Deloitte Touche Tohmatsu is not approved by the shareholders, Deloitte Touche Tohmatsu will nevertheless remain the Company’s independent auditor until another independent auditor is appointed by the shareholders or until it resigns from such position.

Audit Fees

The table below summarizes the fees that the Company paid or accrued for services provided by Deloitte Touche Tohmatsu:

	2013	2014
	(In U.S. dollars)
Audit Fees	$1,218,000	$1,248,000

The Board of Directors recommends a vote FOR reappointing Deloitte Touche Tohmatsu as the Company’s independent auditors for the fiscal year 2015, to hold office until the next Annual General Meeting.

OTHER MATTERS

At the date hereof, there are no other matters that the Board of Directors intends to present, or has reason to believe others will present, at the Annual General Meeting. If other matters properly come before the Annual General Meeting, the persons named in the accompanying form of proxy card will vote in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,

Leilei Wang

Chief Executive Officer